EXHIBIT 99.1

AGREEMENT REGARDING THE JOINT FILING OF THIS AMENDMENT NO. 2 TO SCHEDULE 13D

The undersigned, being duly authorized thereunto, hereby execute this Agreement as an exhibit to this Amendment No. 2 to Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended to file this Amendment No. 2 to Schedule 13D, and any subsequent amendment to it, jointly on behalf of each such party.

Date: September 23, 2022

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

/s/ Stuart Rich, M.D.
Stuart Rich, M.D.

Andrea Rich 2021 Irrevocable Trust

By:	/s/ Stuart Rich, M.D.
Name:	Stuart Rich, M.D.
Title:	Co-Trustee

Stuart Rich 2022 Irrevocable Trust

By:	/s/ Andrea Rich
Name:	Andrea Rich
Title:	Trustee